Exhibit 99.1

UROPLASTY PROVIDES UPDATE ON THIRD QUARTER
FISCAL 2011 REVENUE
Revenue of Approximately $3.5 Million
TrailBlazer Health Enterprises Begins Paying for PTNS
Effective January 1, 2011
MINNEAPOLIS, MN, January 10, 2011 — Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, announced today that revenue for the third quarter of fiscal 2011 ended December 31, 2010 was approximately $3.5 million. This represents an increase from $3.1 million in revenue for the third quarter a year ago. Uroplasty is providing this update because its management team will be conducting one-on-one meetings with investors in San Francisco during the JP Morgan Healthcare Conference later this week.
The Company further announced that TrailBlazer Health Enterprises, LLC, the Medicare carrier for Colorado, New Mexico, Oklahoma, Texas and Virginia, has begun to pay for Percutaneous Tibial Nerve Stimulation (PTNS) effective January 1, 2011. Covered lives under Medicare in those five states total approximately 5.6 million. This brings the total number of states in which Medicare carriers will cover PTNS treatments to 24, with carriers in another 10 covering on a case-by-case basis. Of the approximately 46 million Medicare covered lives, approximately 20 million are currently covered for PTNS using Urgent PC.
“The third quarter revenue increase was driven by U.S. sales growth,” said David Kaysen, President & CEO of Uroplasty, Inc. “U.S. sales totaled approximately $2.0 million in the quarter, half of which were generated from Urgent PC and half were from Macroplastique.
“We saw an increase in the number of U.S. customers purchasing Urgent PC product, particularly in December. Customers have started to ramp up their practice in light of the decision by several Medicare carries to cover PTNS treatments. Customers purchasing Urgent PC product grew to 236 in the third fiscal quarter compared with 185 in the second quarter,” Kaysen added.
The Company expects to announce its third quarter of fiscal 2011 financial results in late January 2011.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder.
We also offer Macroplastique Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. In particular, we cannot be certain that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.
For Further Information:

Uroplasty, Inc.	EVC Group

David Kaysen, President and CEO, or	Doug Sherk (Investors), 415.896.6820

Medi Jiwani, Vice President, CFO, Treasurer	Jenifer Kirtland (Investors), 415.896.2005

952.426.6140	Chris Gale (Media), 646.201.5431